UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) December 22, 2005
ViewCast.com, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-29020	75-2528700

(Commission File Number)	(IRS Employer Identification No.)

17300 North Dallas Parkway, Suite 2000 Dallas, Texas	75248-1191

(Address of Principal Executive Offices)	(Zip Code)
(972) 488-7200

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 22, 2005, the Board of Directors of ViewCast.com, Inc. (“ViewCast”) approved accelerating the vesting of approximately 152,361 “out-of-the-money” unvested common stock options previously awarded to employees, officers and directors under ViewCast’s stock option plans with an exercise price greater than $0.30 per share. The exercise prices of the accelerated common stock options range from $0.3700 per share to $4.0313 per share and have a weighted average exercise price of $0.7553 per share. The closing price of ViewCast’s common stock on December 22, 2005 was $0.2200 per share.
     The purpose of the acceleration of these common stock options was primarily to the issuance of Statement of Financial Accounting Standard No. 123R “Share-Based Payment.” In addition, because the options have exercise prices in excess of current market values and are not fully achieving their original objectives of incentive compensation and employee retention, the acceleration may have a positive effect on employee morale and retention. By accelerating the vesting of the affected “out-of-the-money” stock options, the future stock compensation expense may be eliminated that ViewCast would otherwise have been required to recognize in its statement of operation with respect to these common stock options after the adoption of Statement of Financial Accounting Standard No. 123R “Share-Based Payment,” in January 2006. SFAS 123R will be effective for ViewCast beginning in the first quarter of 2006, and will require that the compensation expense associated with stock options be recognized in the statement of operations, rather than as a footnote disclosure in its consolidated financial statements. The maximum reduction in future stock compensation expense has not yet been estimated.
     The number of “out-of-the-money” unvested common stock options being accelerated that are held by executive officers and directors and outstanding as of December 22, 2005 were as follows: Horace Ardinger — 14,376 options, Joseph Autem — 14,376 options, David Dean — 14,376 options, Horace Irwin — 32,250 options, Laurie Latham — 3,332 options, George Platt — 13,334 options, and David Stoner — 3,332 options.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWCAST.COM, INC.
Date: December 27, 2005	By:	/s/ Laurie L. Latham
Laurie L. Latham, Chief Financial Officer